                                                                Exhibit 99(a)(7)


   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
         OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 6, 2000 AND THE RELATED LETTER OF TRANSMITTAL AND
               IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED
                 FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY
                JURISDICTION IN WHICH THE MAKING OF THE OFFER OR
               ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH
                         THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            BRISTOL HOTELS & RESORTS
                                       AT
                               $9.50 NET PER SHARE
                                       BY

                             BHR NORTH AMERICA, INC.
                     AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF
                                    BASS PLC

         BHR North America, Inc., a Delaware corporation ("Purchaser") and an indirect, wholly owned subsidiary of Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Bristol Hotels & Resorts, a Delaware corporation (the "Company"), at a price of $9.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 6, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 31, 2000 UNLESS THE OFFER IS EXTENDED (SUCH
          DATE, AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE").

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN TAKEN TOGETHER WITH THE SHARES OWNED BY PARENT OR ITS AFFILIATES, REPRESENT AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. PARENT CURRENTLY OWNS INDIRECTLY APPROXIMATELY 9.0% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. PURSUANT TO A STOCKHOLDER AGREEMENT, DATED AS OF FEBRUARY 28, 2000, UNITED/HARVEY HOLDINGS, L.P., THE OWNER OF APPROXIMATELY 37.3% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, HAS AGREED TO TENDER TO PURCHASER IN THE OFFER ALL SHARES BENEFICIALLY OWNED BY IT. THE OFFER IS NOT SUBJECT TO THE RECEIPT OF FINANCING OR ANY NONGOVERNMENTAL APPROVALS.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 28, 2000 (the "Merger Agreement"), by and among the Company, Purchaser and Parent. The Merger Agreement provides that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the conditions to the Merger, Purchaser shall, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), be merged into the Company (the "Merger"), whereupon the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. Pursuant to the Merger, each outstanding Share (other than Shares owned by Parent and its wholly owned subsidiaries) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT (IF SUCH APPROVAL IS REQUIRED UNDER DELAWARE LAW).

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (C) any other documents required under the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

         Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Purchaser expressly reserves the right, in its sole discretion, to extend the Offer if all conditions to the consummation of the Offer have been satisfied or waived but the number of Shares tendered is less than 90% of the Shares then issued and outstanding (including Shares owned by Parent and its wholly owned subsidiaries) for an aggregate period not to exceed 20 business days and only if Purchaser first accepts for payment all Shares validly tendered prior to such extension. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 4, 2000. If all conditions to the Offer have been satisfied or waived and Purchaser extends the Expiration Date because less than 90% of the Shares then issued and outstanding (including Shares owned by Parent and its wholly owned subsidiaries) have been tendered, Shares will no longer have any withdrawal rights and any Shares so tendered will be accepted for payment and paid for by Purchaser. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.


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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

         Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of the Shares pursuant to the Offer.
                     THE INFORMATION AGENT FOR THE OFFER IS:


                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                          (212) 929-5500 (CALL COLLECT)
                                       OR
                          CALL TOLL-FREE (800) 322-2885



       MARCH 6, 2000